Exhibit 99.1
For Immediate Release
Corel Corporation Updates Guidance for Fourth Quarter 2008 Results
OTTAWA, December 11, 2008 — Corel Corporation (NASDAQ:CREL) (TSX:CRE) today updated its financial guidance for the fourth quarter ended November 30, 2008.
Based on preliminary results, Corel believes it will achieve fourth quarter fiscal 2008 revenue in the range of $68.5 million to $69.5 million. The Company also believes that it will achieve GAAP Net Income in the range of $(2.1) million to $(0.1) million, and non- GAAP Adjusted Net Income in the range of $7.6 to $9.6 million. The Company anticipates GAAP diluted earnings per share in the range of $(0.08) to $0.00, and non-GAAP diluted earnings per share in the range of $0.29 to $0.37. These financial results were prepared by management of the Company and are unaudited.
As reported in October 3, 2008, Corel’s fourth quarter revenue target range was $71 million to $75 million. The Company estimated GAAP net income in the range of $4.0 million to $6.0 million and non-GAAP adjusted net income in the range of $14.0 million to $16.0 million. Its fourth quarter diluted earnings per share target ranges were $0.15 to $0.22 on a GAAP basis, and $0.52 to $0.60 on a non-GAAP basis.
“Like many companies, Corel is experiencing the effects of the global economic crisis,” said Kris Hagerman, Interim CEO of Corel. “Earlier this year, we took proactive steps to ensure Corel is running as efficiently as possible and that our teams and resources are focused on the areas we believe offer the best strategic opportunities. We believe we have a solid operating plan in place for FY09 and we will continue to monitor the market and make adjustments as needed.”
The Company advised that the principal causes of the shortfall in fourth quarter results were as follows: reduced spending by enterprise customers, lower than expected worldwide OEM shipments, the insolvency of one of its Canadian retailers, the negative impact of foreign exchange, and lower than expected margins in Q4 due to higher sales of lower margin OEM products during the period.
The Company will host a conference call to discuss its fourth quarter and full year fiscal 2008 results in early February 2009. Corel’s Board of Directors will continue to focus on maximizing shareholder value and will also continue to evaluate all strategic alternatives as they arise.
Forward-Looking Statements:
This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Such risks include competitive threats from well established software companies that have significantly greater market share and resources than us and from online services companies that are increasingly seeking to provide software products at little or no incremental cost to their customers to expand their Internet presence and build consumer loyalty. We rely on a small number of key strategic relationships for a significant percentage of our revenue and these relationships can be modified or terminated at any time. In addition, our core products have been marketed for many years and the packaged software market in North America and Europe is relatively mature and characterized by modest growth. Accordingly, we must successfully complete acquisitions, penetrate new markets or increase penetration of our installed base to achieve revenue growth. In addition, we face potential claims from third parties who may hold patent and other intellectual property rights which purport to cover various aspects of our products and from certain of our customers who may be entitled to indemnification from us in respect of potential claims they may receive from third parties related to their use or distribution of our products.

These and other risks, uncertainties and other important factors are described in Corel’s Annual Report dated February 8, 2008, filed with the Securities and Exchange Commission (SEC) and the Canadian Securities Administrators (CSA) under the caption “Risk Factors” and elsewhere. A copy of the Corel Annual Report and such other filings can be obtained on Corel’s website, on the SEC’s website at http://www.sec.gov/ or on the CSA’s website at http://www.sedar.com. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.
Financial Presentation and Use of Non-GAAP Measures:
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP, which differ in certain material respects from Canadian generally accepted accounting principles. In addition, our financial statements and information in this release are presented in U.S. Dollars, unless otherwise indicated. This news release includes certain non-GAAP financial measures, such as adjusted net income and adjusted EBITDA. We use these non-GAAP financial measures to confirm our compliance with covenants contained in our debt facilities, as supplemental indicators of our operating performance and to assist in evaluation of our liquidity. These measures do not have any standardized meanings prescribed by GAAP and therefore are not comparable to the calculation of similar measures used by other companies, and should not be viewed as alternatives to measures of financial performance or changes in cash flows calculated in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the closest GAAP measures are set out in the notes to the financial statements attached to this news release.
About Corel
Corel is one of the world’s top software companies with more than 100 million active users in over 75 countries. We develop software that helps people express their ideas and share their stories in more exciting, creative and persuasive ways. Through the years we’ve built a reputation for delivering innovative, trusted products that are easy to learn and use, helping people achieve new levels of productivity. The industry has responded with hundreds of awards for software innovation, design and value.
Our award-winning product portfolio includes some of the world’s most widely recognized and popular software brands, including CorelDRAW® Graphics Suite, Corel® Painter™, Corel DESIGNER® Technical Suite, Corel® Paint Shop Pro® Photo, VideoStudio®, WinDVD®, Corel® WordPerfect® Office and WinZip®. Our global headquarters are in Ottawa, Canada, with major offices in the United States, United Kingdom, Germany, China, Taiwan and Japan.
© Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, VideoStudio, WordPerfect, WinDVD, WinZip, iGrafx and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.
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Press Contact:
Catherine Hughes
613-728-0826 x1659
catherine.hughes@corel.com
Investor Relations Contact:
Wayne Penney
613-728-0826 x 1963
wayne.penney@corel.com